Exhibit 99.1

Sutro Biopharma Reports Second Quarter 2022 Financial Results, Business Highlights and Anticipated Milestones

- Collaboration with Astellas on discovery and development of iADCs for up to three targets, includes an upfront payment of $90 million and $422.5 million in potential milestones per product candidate -

- A $10 million milestone payment from Merck was triggered upon first patient dosed in a Phase 1 study under the existing cytokine derivative collaboration -

- Discussions with FDA held mid-year 2022 signaled that the accelerated approval pathway could be available for STRO-002 in a platinum-resistant ovarian cancer patient population -

- Cash, cash equivalents and marketable securities totaled $191.6 million as of June 30, 2022, which, together with the $90 million upfront payment received from Astellas in July 2022, provides a projected cash runway into the first half of 2024, based on current business plans and assumptions –

SOUTH SAN FRANCISCO, Calif., August 8, 2022 – Sutro Biopharma, Inc. (Sutro or the Company) (NASDAQ: STRO), a clinical-stage oncology company pioneering site-specific and novel-format antibody drug conjugates (ADCs), today reported its financial results for the quarter ended June 30, 2022, its recent business highlights, and a preview of anticipated select milestones.

“This quarter, Sutro continued to execute on the promise of our platform, as marked by the recently announced collaboration with Astellas covering research and development of immunostimulatory ADCs, or iADCs—a novel modality with the potential to turn cold tumors hot,” said Bill Newell, Sutro’s Chief Executive Officer. “Additionally, we are pleased to see Merck dosing patients in its Phase 1 study as part of our cytokine derivative collaboration. This represents the sixth clinical-stage product candidate enabled by Sutro’s platform. Looking ahead, we are optimistic about the potential of our pipeline of ADCs; this includes STRO-002 for patients with platinum-resistant ovarian cancer, as well as our newly unveiled STRO-003, an optimized ROR1 ADC, which we anticipate will be our next proprietary product candidate to move into clinical studies.”

Recent Business Highlights and Anticipated Select Milestones

STRO-002, FolRα-Targeting ADC: STRO-002 is being studied in the clinic, in both the U.S. and Europe, for patients with ovarian and endometrial cancers.

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The Phase 1 dose-expansion cohort for patients with advanced ovarian cancer has completed enrollment and is ongoing. Sutro expects to report additional data on efficacy, safety, and durability from the dose-expansion cohort, together with the design of a potential registrational study, in the second half of 2022.
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Discussions with the FDA on a potential registrational study for patients with advanced ovarian cancer were held mid-year 2022, in which the agency signaled that an accelerated approval pathway could be available for STRO-002 in a platinum-resistant ovarian cancer patient population.
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Additional ongoing clinical studies for STRO-002 include a combination study with bevacizumab for patients with advanced ovarian cancer and a dose-expansion study for patients with endometrial cancer.

STRO-001, CD74-Targeting ADC: The Phase 1 study for patients with B‑cell malignancies, including patients with non-Hodgkin's lymphoma (NHL) and multiple myeloma (MM), continues in dose escalation.

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Dose escalation is ongoing to achieve a recommended Phase 2 dose (RP2D), with the last reported doses of 5.0 mg/kg in the MM cohort and 5.0 mg/kg in the NHL cohort.
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Sutro is opening additional sites for STRO-001 outside of the U.S. and Greater China, to increase the rate of enrollment; and Sutro’s partner BioNova Pharma (BioNova) is advancing clinical development of BN301 (STRO-001) for patients with hematological malignancies in Greater China.

Additional Pipeline Programs: A Sutro Research Forum highlighted STRO-003 and its emerging research portfolio.

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STRO-003 is an optimally designed ADC targeting ROR1, with precisely positioned β-Glucuronidase-cleavable linkers, attached to eight next-generation exatecan warheads, which inhibit topoisomerase-1 resulting in DNA disruption.
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Patient-derived xenograft models (PDX) have shown potent cell killing by STRO-003 in low antigen expressing tumors; and STRO-003 has shown encouraging tolerability in preclinical rodent and non-human primate studies.
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Sutro provided details on its product and process design, which enables its emerging portfolio including novel therapeutic modalities—for example, a single antibody which was conjugated to be site-specific, with two different payloads with synergistic mechanisms.

Collaboration Updates: Sutro continues to seek to maximize the value of its proprietary cell-free platform by working with partners on programs in multiple disease spaces and geographies and has generated from collaborators an aggregate of approximately $583 million, which includes payments and equity investments through June 30, 2022, in addition to the $90 million upfront payment from Astellas received in July 2022.

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Sutro entered into a collaboration with Astellas on the discovery and development of iADCs for three targets, including an upfront payment to Sutro of $90 million, which was received in July 2022, and $422.5 million in potential milestones per product candidate. Sutro will also receive financial support for its research efforts and has an option to co-develop and co-commercialize product candidates in the U.S.
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A $10 million milestone payment from Merck was triggered in July 2022 upon the first patient dosed in a Phase 1 study of MK-1484, a selective IL-2 agonist, under the existing cytokine derivative collaboration.
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Sutro is manufacturing initial drug supply for the clinical development of Merck’s MK-1484, currently in a Phase 1 study; clinical trial materials for Bristol Myers Squibb’s (BMS) CC-99712, a BCMA‑targeting ADC for treatment of multiple myeloma, in Phase 1 studies; and clinical trial materials for M1231, a MUC1-EGFR-targeting bispecific ADC, for Merck KGaA, Darmstadt, Germany, known as EMD Serono in the U.S. and Canada (EMD Serono), in Phase 1 studies.
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Sutro supplies cell-free extract to Vaxcyte for the manufacture of clinical trial materials for VAX-24, which is designed to prevent invasive pneumococcal disease. Vaxcyte announced in July 2022 that it had completed enrollment of the Phase 1/2 clinical proof-of-concept study of VAX-24. Sutro is eligible to receive four percent (4%) royalties on worldwide net sales of VAX-24 and any licensed vaccine candidates.
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BioNova announced in July 2022 that it had submitted its IND for BN301 (STRO-001) to the National Medical Products Administration for the treatment of hematologic malignancies. Sutro is providing clinical drug supply to BioNova for clinical studies in Greater China.
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Sutro is currently supporting Tasly for initiation of clinical development activities and IND filing in Greater China for STRO-002 and will provide initial clinical drug supply.

Second Quarter 2022 Financial Highlights

Cash, Cash Equivalents and Marketable Securities

As of June 30, 2022, Sutro had cash, cash equivalents and marketable securities of $191.6 million, as compared to $192.1 million as of March 31, 2022, which, together with the $90 million upfront payment received from Astellas in July 2022, provides a projected cash runway into the first half of 2024, based on current business plans and assumptions. The above balances do not include the value associated with Sutro’s holdings of Vaxcyte common stock.

Unrealized Loss from Decrease in Value of Vaxcyte Common Stock

As of June 30, 2022, Sutro held approximately 1.6 million shares of Vaxcyte common stock, with a fair value of $34.0 million. The non-operating, unrealized loss of $3.7 million in the second quarter of 2022 was due to the decrease since March 31, 2022 in the estimated fair value of Sutro’s holdings of Vaxcyte common stock. Vaxcyte common stock held by Sutro will be remeasured at fair value based on the closing price of Vaxcyte’s common stock on the last trading day of each reporting period, with any non-operating, unrealized gains and losses recorded in Sutro’s statements of operations.

Revenue

Revenue was $28.1 million for the quarter ended June 30, 2022, as compared to $28.0 million for the same period in 2021, related principally to recognition of the upfront payment from Tasly in the second quarter of 2022 and the Merck, BMS, and EMD Serono collaborations in both years. Future collaboration revenue from Astellas, Tasly, Merck, BMS, and EMD Serono, and from any additional collaboration partners, will fluctuate as a result of the amount and timing of revenue recognition of upfront, milestones, and other collaboration agreement payments.

Operating Expenses

Total operating expenses for the quarter ended June 30, 2022 were $47.5 million, as compared to $37.9 million for the same period in 2021. The second quarter of 2022 includes non-cash expenses for stock-based compensation of $6.7 million and depreciation and amortization of $1.4 million, as compared to $5.9 million and $1.1 million, respectively, in the comparable 2021 period. Total operating expenses for the quarter ended June 30, 2022 were comprised of research and development expenses of $32.3 million and general and administrative expenses of $15.1 million, which are expected to increase in 2022 as Sutro’s internal product candidates advance in clinical development and additional general and administrative expenses are incurred as a public company.

About Sutro Biopharma

Sutro Biopharma, Inc., headquartered in South San Francisco, is a clinical-stage oncology company pioneering site-specific and novel-format antibody drug conjugates (ADCs). Sutro has two wholly owned ADCs in the clinic—STRO-002, a folate receptor alpha (FolRα)-targeting ADC, in clinical studies for ovarian and endometrial cancers; and STRO-001, a CD74-targeting ADC, in clinical studies for B-cell malignancies. Additionally, Sutro is collaborating with Bristol Myers Squibb (BMS) on CC-99712, a BCMA-targeting ADC in the clinic for patients with multiple myeloma; with Merck KGaA, Darmstadt, Germany, known as EMD Serono in the U.S. and Canada (EMD Serono), on M1231, a MUC1-EGFR bispecific ADC in clinical studies for patients with solid tumors, particularly non-small cell lung cancer (NSCLC) and esophageal squamous cell carcinoma; with Merck, known as MSD outside of the United States and Canada, on MK-1484, a selective IL-2 agonist in clinical studies as a monotherapy and in combination with pembrolizumab for the treatment of solid tumors; and with Astellas Pharma (Astellas) on novel modality, immunostimulatory antibody-drug conjugates (iADCs). Sutro’s platform technology also enabled the spin out of Vaxcyte (Nasdaq: PCVX) and the creation of VAX-24, a 24-valent pneumococcal conjugate vaccine in clinical studies for the prevention of invasive pneumococcal disease. Sutro’s rational design and precise protein engineering has enabled six product candidates in the clinic. Follow Sutro on Twitter, @Sutrobio, and at www.sutrobio.com to learn more about our passion for changing the future of oncology.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities, timing of announcements of clinical results and regulatory filings, potential benefits of STRO-002 and the Company’s other product candidates and platform, potential future milestone and royalty payments, and potential market opportunities for STRO-002 and the Company’s other product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the Company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the Company’s ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates and the Company’s ability to successfully leverage Fast Track designation, the market size for the Company’s product candidates to be smaller than anticipated, the impact of the COVID-19 pandemic on the Company’s business, clinical trial sites, supply chain and manufacturing facilities, the Company’s ability to maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals, the Company’s ability to protect intellectual property, the value of the Company’s holdings of Vaxcyte common stock, and the Company’s commercial collaborations with third parties and other risks and uncertainties described under the heading “Risk Factors” in documents the Company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact

Annie J. Chang

Sutro Biopharma

(650) 801-5728

ajchang@sutrobio.com

Media Contact
Amy Bonanno

Solebury Trout

(914) 450-0349

abonanno@soleburytrout.com

Sutro Biopharma, Inc.

Selected Statements of Operations Financial Data

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues	$28,096	$28,049	$33,993	$42,709
Operating expenses
Research and development	32,332	25,309	62,322	47,871
General and administrative	15,143	12,545	30,182	23,652
Total operating expenses	47,475	37,854	92,504	71,523
Loss from operations	(19,379)	(9,805)	(58,511)	(28,814)
Interest income	197	175	313	372
Unrealized (loss) gain on equity securities	(3,736)	4,325	(3,173)	(6,364)
Interest and other expense, net	(594)	(847)	(1,251)	(1,705)
Loss before provision for income taxes	(23,512)	(6,152)	(62,622)	(36,511)
Provision for income taxes	2,500	-	2,500	-
Net loss	$(26,012)	$(6,152)	$(65,122)	$(36,511)
Net loss per share, basic and diluted	$(0.55)	$(0.13)	$(1.39)	$(0.79)
Weighted-average shares used in computing basic and diluted loss per share	46,957,196	46,116,175	46,729,663	46,007,892

Sutro Biopharma, Inc.

Selected Balance Sheets Financial Data

(Unaudited)

(In thousands)

	June 30,	December 31,
	2022 (1)	2021 (2)
Assets
Cash, cash equivalents and marketable securities	$191,628	$229,532
Investment in equity securities	34,008	37,181
Accounts receivable	97,671	12,454
Property and equipment, net	23,600	22,550
Operating lease right-of-use assets	27,716	29,041
Other assets	10,997	10,650
Total Assets	$385,620	$341,408
Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$24,604	$25,974
Deferred revenue	96,490	5,496
Operating lease liability	33,189	32,261
Debt	22,279	25,113
Total liabilities	176,562	88,844
Total stockholders’ equity	209,058	252,564
Total Liabilities and Stockholders’ Equity	$385,620	$341,408

(1) The condensed balance sheet as of June 30, 2022 was derived from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission on August 8, 2022.

(2) The condensed balance sheet as of December 31, 2021 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 28, 2022.